Exhibit 99

For Immediate Release

Allstate Reports 2006 Second Quarter Results
Net Income EPS Increased 10.5%
Operating Income EPS Increased 20.5%

NORTHBROOK, Ill., July 19, 2006 – The Allstate Corporation (NYSE: ALL) today reported for the second quarter of 2006:

Consolidated Highlights(1)

	Three Months Ended June 30,
	Est.		Change
(in millions, except per share amounts and ratios)	2006	2005	$ Amt	%

Consolidated revenues	$8,875	$8,791	$84	1.0
Net income	1,207	1,149	58	5.0
Net income per diluted share	1.89	1.71	0.18	10.5
Operating income(1)	1,272	1,117	155	13.9
Operating income per diluted share(1)	2.00	1.66	0.34	20.5
Property-Liability combined ratio	82.5	85.2	—	(2.7	) pts.
Catastrophe losses	255	146	109	74.7
Book value per share	32.43	33.48	(1.05)	(3.1)
Return on equity	9.9	16.1	—	(6.2	) pts.
Operating income return on equity(1)	9.7	17.3	—	(7.6	) pts.

•                  Property-Liability premiums written(1) grew 1.2% over the second quarter of 2005, driven by an Allstate brand standard auto increase of 3.7%. Excluding the cost of the completed Allstate Protection catastrophe reinsurance program and the Florida Hurricane Catastrophe Fund (“FHCF”), premiums written grew 2.2% in the second quarter compared to the second quarter of last year. Policies in force (“PIF”) increased 1.2% for Allstate Protection, driven by an Allstate brand standard auto increase of 2.9% from June 30, 2005 levels.

•                  Property-Liability underwriting income(1) increased $205 million to $1.20 billion compared to $994 million in the second quarter of 2005, driven by increased premiums earned, continued favorable auto and homeowners loss frequencies excluding catastrophes, and net favorable prior year reserve reestimates, partially offset by higher catastrophe losses.

•                  Allstate Financial operating income for the quarter was $160 million, compared to $137 million in the second quarter of 2005. Premiums and deposits(1), excluding variable annuities, were $3.99 billion, an increase of 11.5% over the second quarter of 2005, due primarily to increased fixed annuity deposits. In June, we completed the disposal of substantially all of our variable annuity business through reinsurance with Prudential Financial, Inc.

•                  Book value per share decreased 3.1% compared to June 30, 2005, but increased 4.6% compared to December 31, 2005. Book value per share, excluding the net impact of unrealized net capital gains on fixed income securities(1) was $31.98 at June 30, 2006, reflecting an increase of 5.2% compared to June 30, 2005 and 10.0% when compared to December 31, 2005.

•                  Allstate is increasing annual operating income per diluted share guidance for 2006 (assuming no additional prior year reserve reestimates and average expected catastrophe losses for the remainder of the year) to a range of $6.70 to $7.00, compared to the previously announced range of $6.00 to $6.40.

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“This was a very strong quarter for Allstate driven by excellent performance of our automobile insurance line of business,” said Edward M. Liddy, chairman and chief executive officer, The Allstate Corporation. “Overall, we are growing our business and generating strong profitability while at the same time we are managing down our exposure to catastrophes in the lines of business and areas of the country where the risk is the greatest. Our results this quarter are a good indication that we can effectively accomplish both objectives.”

Allstate Property-Liability net premium written was up 1.2 percent compared to second quarter of 2005 with Allstate brand standard auto up 3.7 percent over the prior year’s second quarter. Policies in force for standard auto were up 2.9 percent over last year.

“Underwriting income for Allstate Protection was outstanding at $1.2 billion, an increase of 18.4 percent compared to the second quarter of 2005. Automobile accident frequency continues to be favorable. Claim severities were in line with our expectations and general inflation trends,” continued Liddy. “The company also had excellent profitability results from the Allstate brand homeowners line, which were driven by favorable claim frequency.”

“In the quarter we completed the final part of our reinsurance program for the current hurricane season. Our acquisition of reinsurance serves as one of several ways we are reducing the company’s exposure to severe catastrophes. Other actions include limiting new business and not offering continuing coverage to some existing homeowner policyholders. The reinsurance we acquired in the quarter includes additional reinsurance protection covering twelve Atlantic and Gulf coast states and the District of Columbia.”

We continue to aggressively seek recovery of our reinsurance cost. Through the end of the second quarter, we have submitted more than 300 rate filings in 25 states related to the cost of our new 2006 reinsurance programs. We have implemented filings in 12 states covering over $65 million of the cost. Including rates approved in Florida and other states related to our prior year reinsurance programs, our current effective rates reflect approximately 35% of the total cost of our reinsurance programs.

“Allstate® Your Choice Auto, the company’s innovative auto insurance product, reached a milestone in the quarter. Since its introduction, we now have more than one million policies in either our gold, platinum or value packages. While competition remains unabated in our auto insurance business, we remain confident in our Tiered Pricing and Allstate Your Choice Auto insurance product and their impact in helping us grow market share profitably over time,” said Liddy.

Allstate Financial generated operating income of $160 million compared to $137 million in the second quarter of 2005 from improved life insurance mortality results, higher investment margins(1) and lower expenses. Premiums and deposits, excluding variable annuities, were $3.99 billion, up 11.5 percent from the comparable amount in the second quarter of 2005 due primarily to increases in sales of fixed annuities. In the quarter, Allstate Financial closed on our previously announced agreement to dispose of substantially all of our variable annuity business through a reinsurance agreement with Prudential Financial, Inc. This transaction advances the company’s strategy to further focus its suite of products and distribution channels on those markets having the best opportunity for profitable growth while improving return on capital.

“Finally, we are increasing annual operating income per diluted share guidance for 2006 (assuming no additional prior year reserve reestimates and average expected catastrophe losses for the remainder of the year) to a range of $6.70 to $7.00, compared to the previously announced range of $6.00 to $6.40. Overall I am very pleased with our results this quarter. Our businesses are executing well, our competitive position is strong and we have made great progress toward managing our exposure to catastrophes,” concluded Liddy.

Consolidated Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share and return amounts)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended June 30, 2006

Consolidated revenuess	$8,875	$8,791	$17,956	$17,496	• Growth of Property-Liability premiums earned and higher net investment income.

Operating income	1,272	1,117	2,576	2,257

Realized capital gains and losses, after-tax	(29)	87	100	167	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(43)	24	(104)

Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(19)	(22)

Loss on disposition of operations, after-tax	(24)	(2)	(59)	(4)

Net income	1,207	1,149	2,622	2,272

Income per diluted share:
Net	1.89	1.71	4.08	3.35
Operating	2.00	1.66	4.01	3.33

Net shares outstanding	630.9	660.9	630.9	660.9

•     During the second quarter of 2006, Allstate purchased 8.9 million shares of its stock for $488 million, leaving $603 million remaining in the current $4 billion authorization. This program is expected to be completed in 2006.

Weighted average shares outstanding (diluted)	638.5	672.6	642.9	677.8

Return on equity:					• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Net income			9.9	16.1
Operating income			9.7	17.3

Book value per share			32.43	33.48	• At June 30, 2006 and 2005, net unrealized gains on fixed income securities totaling $288 million and $2.06 billion, respectively, represented $0.45 and $3.08, respectively, of book value per share.

•                  Book value per share decreased 3.1% compared to June 30, 2005, but increased 1.4% when compared to March 31, 2006 and 4.6% when compared to December 31, 2005. Book value per share, excluding the net impact of unrealized net capital gains on fixed income securities was $31.98 at June 30, 2006, reflecting increases of 5.2% compared to June 30, 2005, 10.0% when compared to December 31, 2005 and 3.5% when compared to March 31, 2006.

Property-Liability Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except ratios)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended June 30, 2006

Property-Liability net premiums written	$7,074	$6,993	$13,799	$13,575	• See the Property-Liability Premiums Written by Market Segment table	.

Property-Liability revenues	7,364	7,288	14,930	14,521	• Premiums earned increased $124 million or 1.8%.

Underwriting income	1,199	994	2,441	1,975

•     Higher premiums earned, continued favorable auto and homeowners loss frequencies excluding catastrophes, and net favorable prior year reserve reestimates, partially offset by higher catastrophe losses. See the Allstate Protection Market Segment Analysis table.

Net investment income	461	443	927	879	• Increased partnership income and higher net interest and dividends.

Operating income	1,135	1,002	2,311	2,021

Realized capital gains and losses, after-tax	30	71	175	149	• See the Components of Realized Capital Gains and Losses (pretax) table.

Loss on disposition of operations, after-tax	(1)	—	(1)	—

Net income	1,164	1,073	2,485	2,170	• Higher operating income.

Catastrophe losses	255	146	362	310	• Includes net favorable reserve reestimates of $129 million after reinsurance related to the prior year hurricanes and the expected FL Citizens assessment.

Ratios:
Allstate Protection combined ratio	82.4	84.9	82.1	85.0

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.3	0.1	0.3

Property-Liability combined ratio	82.5	85.2	82.2	85.3

Effect of catastrophe losses on combined ratio	3.7	2.2	2.6	2.3

Property-Liability combined ratio excluding the effect of catastrophes(1)	78.8	83.0	79.6	83.0

Effect of restructuring and related charges on combined ratio	0.1	0.1	0.7	0.2

•                  Allstate brand standard auto and homeowners PIF increased 2.9% and 1.5%, respectively, from June 30, 2005 levels, compared to increases of 2.8% and 2.6%, respectively, in the first quarter of 2006 over the first quarter of 2005.

•                  New issued applications for Allstate brand standard auto increased 3.6% compared to the second quarter of 2005. The roll-out of Allstate Your Choice Auto, refinements to Tiered Pricing and the continued emphasis on targeted marketing programs contributed to these results. New issued applications for Allstate brand homeowners decreased 17.5% compared to the second quarter of 2005 due to our catastrophe risk management actions. For detailed information on our catastrophe risk management actions, see the Allstate Protection Catastrophe Management Strategy Update section of this document.

•                  Standard auto six month average premium of $420 grew 1.0%, while homeowners 12 month average premium of $828 grew 4.4% from the second quarter of 2005. Average premium is calculated using premiums written before reinsurance.

•                  The renewal ratios for Allstate brand standard auto and homeowners were 90.2 and 87.1, respectively, compared to 90.8 and 88.3 in the prior year second quarter. The decline in the standard auto renewal ratio is due to competitive pressures in certain states and the decline in the homeowner renewal ratio is primarily due to our catastrophe risk management actions. The standard auto renewal ratio in the first quarter of 2006 was 89.9.

•                  We completed our catastrophe reinsurance program during the second quarter with the acquisition of 80% of $500 million in additional reinsurance protection covering 10 southern and eastern coastal states and the District of Columbia, 95% of $200 million in additional reinsurance coverage for hurricane exposure in New Jersey and four new agreements for our exposure in Florida. We anticipate that the total annualized cost of all reinsurance programs will be approximately $840 million per year or $210 million per quarter. This represents an increase of approximately $600 million per year or $150 million per quarter over our total annualized cost during the 2005 hurricane season. Based on the effective dates of these agreements, our ceded premiums earned are expected to increase to approximately $210 million in the third and fourth quarters of 2006. For detailed information on our Allstate Protection catastrophe reinsurance program see http://media.corporate-ir.net/media_files/IROL/93/93125/reports/ALL_reinsurance.pdf.

•                  Prior year favorable reserve reestimates for the quarter totaled $355 million, compared to $92 million in the prior year second quarter, resulting from late reported loss development, claim severity and catastrophe estimate development that was better than anticipated in previous estimates in Allstate Protection. Reserve reestimates included in catastrophe losses were net favorable reserve reestimates of $72 million after reinsurance primarily related to lower than expected additional living expenses for Hurricane Katrina, and $57 million related to a reduction in our expected assessment from Citizens Property Insurance Corporation in Florida (“FL Citizens”).

Allstate Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended June 30, 2006
Premiums and deposits	$4,228	$4,032	$6,904	$8,011	• See the Allstate Financial Premiums and Deposits table.

Allstate Financial revenues	1,483	1,469	2,954	2,909	• Higher investment income and premiums and contract charges, partially offset by net realized capital losses.

Operating income	160	137	304	286	• Higher gross margin(1) and lower operating costs and expenses.

Realized capital gains and losses, after-tax	(52)	15	(70)	16	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(43)	24	(104)

Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(19)	(22)

Loss on disposition of operations, after-tax	(23)	(2)	(58)	(4)

•     Relates to costs incurred on the disposition of the variable annuity business to Prudential Financial, Inc., which primarily includes the change in fair value of the derivatives used to economically hedge the ceding commission received at closing.

Net income	73	97	181	150

•                  Deferred fixed annuity deposits in the second quarter of 2006 were $1.74 billion, an increase of 43.4% from the prior year. This increase was driven primarily by deposits of $387 million, an increase of $274 million over the prior year quarter, on our innovative Allstate Treasury-Linked® Annuity whose crediting rate is indexed to the 5-year treasury rate, which increases the crediting rate to the customer in a rising interest rate environment.

•                  The increase in operating income reflects favorable life insurance mortality experience, higher investment margins and lower non-deferred expenses.

•                  On June 1, 2006, we completed the disposal of substantially all of our variable annuity business through reinsurance with Prudential Financial, Inc. Total consideration was $628 million. The disposal resulted in the recognition of a deferred reinsurance gain in the amount of $88 million, pre-tax, resulting from the excess of the ceding commission over net liabilities and related reinsurance costs. The deferred gain will be amortized over the life of the reinsurance agreement, approximately 18 years, and reported as a gain on disposition. The second quarter of 2006 also included a $24 million, after-tax, loss on disposition of operations comprised of the change in fair value of the derivatives hedging the ceding commission as well as transaction-related costs incurred during the quarter. This disposition is expected to result in a lower gross margin in the future, which would be expected to be mostly offset by lower DAC and DSI amortization and operating expenses.

•                  The variable annuity disposition resulted in an increase in statutory surplus of $361 million. During 2006, total dividends of $400 to $500 million are expected to be paid by Allstate Life Insurance Company to its parent, Allstate Insurance Company, as a result of this disposition, of which $125 million was paid during the second quarter. The payment of the additional remaining dividends in 2006 is subject to regulatory approval.

•                  Investments as of June 30, 2006 decreased 2.1% from June 30, 2005 levels primarily due to lower unrealized capital gains and a transfer to Prudential Financial, Inc. upon the closing of the variable annuity disposition.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2006	2005	Change	2006	2005	Change

Revenues
Property-liability insurance premiums	$6,860	$6,736	1.8	$13,736	$13,420	2.4
Life and annuity premiums and contract charges	515	499	3.2	1,010	1,020	(1.0)
Net investment income	1,548	1,423	8.8	3,059	2,807	9.0
Realized capital gains and losses	(48)	133	(136.1)	151	249	(39.4)
Total revenues	8,875	8,791	1.0	17,956	17,496	2.6

Costs and expenses
Property-liability insurance claims and claims expense	3,994	4,114	(2.9)	7,867	8,177	(3.8)
Life and annuity contract benefits	374	403	(7.2)	747	814	(8.2)
Interest credited to contractholder funds	652	585	11.5	1,272	1,176	8.2
Amortization of deferred policy acquisition costs	1,223	1,201	1.8	2,362	2,397	(1.5)
Operating costs and expenses	747	753	(0.8)	1,526	1,553	(1.7)
Restructuring and related charges	12	8	50.0	119	26	—
Interest expense	90	82	9.8	171	166	3.0
Total costs and expenses	7,092	7,146	(0.8)	14,064	14,309	(1.7)

Loss on disposition of operations	(35)	(4)	—	(88)	(8)	—

Income from operations before income tax expense	1,748	1,641	6.5	3,804	3,179	19.7

Income tax expense	541	492	10.0	1,182	907	30.3

Net income	$1,207	$1,149	5.0	$2,622	$2,272	15.4

Net income per share - Basic	$1.91	$1.72		$4.11	$3.38

Weighted average shares - Basic	634.1	666.5		638.6	672.1

Net income per share - Diluted	$1.89	$1.71		$4.08	$3.35

Weighted average shares - Diluted	638.5	672.6		642.9	677.8

Cash dividends declared per share	$0.35	$0.32		$0.70	$0.64

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2006	2005	Change	2006	2005	Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,279	$1,122	14.0	$2,653	$2,274	16.7
Restructuring and related charges, after-tax	7	5	40.0	77	17	—

Operating income	1,272	1,117	13.9	2,576	2,257	14.1

Realized capital gains and losses, after-tax	(29)	87	(133.3)	100	167	(40.1)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(43)	93.0	24	(104)	123.1
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	(22)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	10.0	(19)	(22)	13.6
Loss on disposition of operations, after-tax	(24)	(2)	—	(59)	(4)	—

Net income	$1,207	$1,149	5.0	$2,622	$2,272	15.4

Income per share - Diluted

Operating income before the impact ofrestructuring and related charges	$2.01	$1.66	21.1	$4.13	$3.35	23.3
Restructuring and related charges, after-tax	0.01	—	—	0.12	0.02	—

Operating income	2.00	1.66	20.5	4.01	3.33	20.4

Realized capital gains and losses, after-tax	(0.05)	0.12	(141.7)	0.15	0.24	(37.5)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	(0.06)	100.0	0.04	(0.15)	126.7
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	(0.03)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.02)	(0.01)	(100.0)	(0.03)	(0.03)	—
Loss on disposition of operations, after-tax	(0.04)	—	—	(0.09)	(0.01)	—

Net income	$1.89	$1.71	10.5	$4.08	$3.35	21.8

Book value per share - Diluted	$32.43	$33.48	(3.1)	$32.43	$33.48	(3.1)

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended June 30, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(29)	$(22)	$—	$(51)
Settlements of derivative instruments	28	21	—	49
Dispositions (1)	54	(75)	(11)	(32)
Investment write-downs	(10)	(4)	—	(14)

Total	$43	$(80)	$(11)	$(48)

	Six Months Ended June 30, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$3	$14	$—	$17
Settlements of derivative instruments	30	38	—	68
Dispositions (1)	248	(151)	(8)	89
Investment write-downs	(14)	(9)	—	(23)

Total	$267	$(108)	$(8)	$151

	Three Months Ended June 30, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(14)	$(11)	$—	$(25)
Settlements of derivative instruments	(7)	(17)	—	(24)
Dispositions	134	58	—	192
Investment write-downs	(4)	(6)	—	(10)

Total	$109	$24	$—	$133

	Six Months Ended June 30, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(27)	$(69)	$—	$(96)
Settlements of derivative instruments	3	9	—	12
Dispositions	260	98	2	360
Investment write-downs	(14)	(13)	—	(27)

Total	$222	$25	$2	$249

(1)             In the second quarter of 2006, the Company recognized $38 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent is primarily related to comprehensive reviews of our portfolios for both Allstate Protection and Allstate Financial, strategic asset allocations for Allstate Protection, and a liquidity strategy review in the Corporate and Other segment. The Company identified $3.0 billion of securities that we expect to sell to achieve these objectives.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Property-Liability
Premiums written	$7,074	$6,993	$13,799	$13,575
Premiums earned	$6,860	$6,736	$13,736	$13,420
Claims and claims expense (3)	3,994	4,114	7,867	8,177
Amortization of deferred policy acquisition costs	1,030	1,020	2,049	2,032
Operating costs and expenses	628	600	1,280	1,210
Restructuring and related charges	9	8	99	26
Underwriting income	1,199	994	2,441	1,975
Net investment income	461	443	927	879
Income tax expense on operations	525	435	1,057	833
Operating income	1,135	1,002	2,311	2,021
Realized capital gains and losses, after-tax	30	71	175	149
Loss on disposition of operations, after-tax	(1)	—	(1)	—
Net income	$1,164	$1,073	$2,485	$2,170
Catastrophe losses	$255	$146	$362	$310
Operating ratios
Claims and claims expense ratio (3)	58.2	61.1	57.3	60.9
Expense ratio	24.3	24.1	24.9	24.4
Combined ratio	82.5	85.2	82.2	85.3
Effect of catastrophe losses on combined ratio	3.7	2.2	2.6	2.3
Effect of restructuring and related charges on combined ratio	0.1	0.1	0.7	0.2
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.3	0.1	0.3
Allstate Financial
Premiums and deposits	$4,228	$4,032	$6,904	$8,011
Investments (1)	$75,803	$77,396	$75,803	$77,396
Premiums and contract charges (2)	$515	$499	$1,010	$1,020
Net investment income	1,048	946	2,052	1,864
Periodic settlements and accruals on non-hedge derivative instruments	14	16	30	35
Contract benefits	374	403	747	814
Interest credited to contractholder funds	651	578	1,274	1,144
Amortization of deferred policy acquisition costs	190	122	349	237
Operating costs and expenses (2)	119	152	247	312
Restructuring and related charges	3	—	19	—
Income tax expense on operations	80	69	152	126
Operating income (2)	160	137	304	286
Realized capital gains and losses, after-tax	(52)	15	(70)	16
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(43)	24	(104)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(19)	(22)
Loss on disposition of operations, after-tax	(23)	(2)	(58)	(4)
Net income	$73	$97	$181	$150
Corporate and Other
Net investment income	$39	$34	$80	$64
Operating costs and expenses	90	83	170	169
Restructuring and related charges	—	—	1	—
Income tax benefit on operations	(28)	(27)	(52)	(55)
Operating loss	(23)	(22)	(39)	(50)
Realized capital gains and losses, after-tax	(7)	1	(5)	2
Net loss	$(30)	$(21)	$(44)	$(48)
Consolidated net income	$1,207	$1,149	$2,622	$2,272

(1)             To conform to the current period presentation, prior periods have been reclassified.

(2)             The decline in Allstate Financial operating costs and expenses relates primarily to the impact of moving its loan protection business to the Allstate Protection segment and a reclassification of certain reinsurance expense allowances. The loan protection business had premiums of $28 million, operating costs and expenses of $15 million and a negligible impact to operating income in the second quarter of 2005.

(3)             For the three months ended June 30, 2005, claims and claims expense and claims and claims expense ratio includes the effect of $120 million or 1.8 points related to an accrual for a settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Property-Liability Underwriting Summary
Allstate Protection	$1,207	$1,019	18.4	$2,456	$2,009	22.2
Discontinued Lines and Coverages	(8)	(25)	68.0	(15)	(34)	55.9
Underwriting income	$1,199	$994	20.6	$2,441	$1,975	23.6

Allstate Protection Underwriting Summary
Premiums written	$7,073	$6,993	1.1	$13,798	$13,574	1.7
Premiums earned	$6,859	$6,739	1.8	$13,734	$13,421	2.3
Claims and claims expense	3,987	4,094	(2.6)	7,855	8,149	(3.6)
Amortization of deferred policy acquisition costs	1,030	1,020	1.0	2,049	2,032	0.8
Operating costs and expenses	626	598	4.7	1,275	1,205	5.8
Restructuring and related charges	9	8	12.5	99	26	—
Underwriting income	$1,207	$1,019	18.4	$2,456	$2,009	22.2

Catastrophe losses	$255	$146	74.7	$362	$310	16.8

Operating ratios
Claims and claims expense ratio	58.1	60.8		57.2	60.7
Expense ratio	24.3	24.1		24.9	24.3
Combined ratio	82.4	84.9		82.1	85.0

Effect of catastrophe losses on combined ratio	3.7	2.2		2.6	2.3

Effect of restructuring and related charges on combined ratio	0.1	0.1		0.7	0.2

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$1	$—	—	$1	$1	—
Premiums earned	$1	$(3)	133.3	$2	$(1)	—
Claims and claims expense	7	20	(65.0)	12	28	(57.1)
Operating costs and expenses	2	2	—	5	5	—
Underwriting loss	$(8)	$(25)	68.0	$(15)	$(34)	55.9

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	0.3		0.1	0.3

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	June 30, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	10	(0.3)	(2.0)
Non-standard auto	1	(1.0)	(9.0)
Homeowners (5)	6	(0.4)	(1.1)

Encompass brand
Standard auto	5	0.1	6.3
Non-standard auto (Deerbrook)	1	0.2	8.9
Homeowners	5	0.6	9.1

	Six Months Ended
	June 30, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	14	(0.2)	(1.4)
Non-standard auto	1	(1.0)	(9.0)
Homeowners	8	(0.1)	(0.3)

Encompass brand
Standard auto	8	(0.7)	(5.4)
Non-standard auto (Deerbrook)	1	0.2	8.9
Homeowners	9	0.7	8.2

(1)    Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products. These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business. These rate changes also do not reflect the more than 300 rate filings we have made in 25 states related to the cost of our new reinsurance programs. We have implemented filings in 12 states covering over $65 million of the cost. Including rates approved in Florida and other states related to our prior year reinsurance programs, our current effective rates reflect approximately 35% of the total cost of our reinsurance programs. In 2005 we also received approval for homeowners rate increases in the state of Florida averaging 7.9% in August and 18.2% in October.

(2)    Represents the impact in the states where rate changes were approved during 2006 as a percentage of total countrywide prior year-end premiums written.

(3)    Represents the impact in the states where rate changes were approved during 2006 as a percentage of total prior year-end premiums written in those states.

(4)          Rate changes include negotiated rate reductions in the states of North Carolina and Texas.

(5)          Rate changes include a negotiated rate reduction in the state of Texas.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Allstate brand
Standard auto	$3,873	$3,736	3.7	$7,825	$7,534	3.9
Non-standard auto	355	402	(11.7)	730	828	(11.8)
Auto	4,228	4,138	2.2	8,555	8,362	2.3
Involuntary auto	34	45	(24.4)	71	98	(27.6)
Commercial lines	230	249	(7.6)	449	482	(6.8)
Homeowners	1,620	1,612	0.5	2,908	2,870	1.3
Other personal lines	433	392	10.5	814	716	13.7

	6,545	6,436	1.7	12,797	12,528	2.1
Encompass brand
Standard auto	303	313	(3.2)	576	595	(3.2)
Non-standard auto (Deerbrook)	24	30	(20.0)	49	62	(21.0)
Auto	327	343	(4.7)	625	657	(4.9)
Involuntary auto	6	15	(60.0)	14	27	(48.1)
Homeowners	163	165	(1.2)	302	300	0.7
Other personal lines	32	34	(5.9)	60	62	(3.2)

	528	557	(5.2)	1,001	1,046	(4.3)

Allstate Protection	7,073	6,993	1.1	13,798	13,574	1.7

Discontinued Lines and Coverages	1	—	—	1	1	—

Property-Liability	$7,074	$6,993	1.2	$13,799	$13,575	1.7

Allstate Protection
Standard auto	$4,176	$4,049	3.1	$8,401	$8,129	3.3
Non-standard auto	379	432	(12.3)	779	890	(12.5)
Auto	4,555	4,481	1.7	9,180	9,019	1.8
Involuntary auto	40	60	(33.3)	85	125	(32.0)
Commercial lines	230	249	(7.6)	449	482	(6.8)
Homeowners	1,783	1,777	0.3	3,210	3,170	1.3
Other personal lines	465	426	9.2	874	778	12.3

	$7,073	$6,993	1.1	$13,798	$13,574	1.7

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended June 30,
	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
					Effect of
					Catastrophe Losses
($ in millions)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,880	$3,743	63.1	66.5	1.6	0.4	23.8	24.3
Non-standard auto	371	416	55.0	54.6	0.8	0.3	21.8	21.6
Auto	4,251	4,159	62.4	65.3	1.6	0.4	23.7	24.0

Homeowners	1,460	1,435	47.2	45.7	12.3	5.1	24.1	22.2
Other (1)	646	630	50.5	63.0	(2.3)	6.5	25.2	25.6

Total Allstate brand	6,357	6,224	57.7	60.6	3.6	2.1	23.9	23.7

Encompass brand
Standard auto	290	297	63.1	64.0	(2.1)	(0.3)	27.2	28.9
Non-standard auto (Deerbrook)	24	32	87.5	78.1	—	—	29.2	28.2
Auto	314	329	65.0	65.3	(1.9)	(0.4)	27.4	28.9

Homeowners	150	144	57.3	54.2	18.7	9.1	30.7	29.1
Other (1)	38	42	78.9	71.4	7.9	2.4	31.6	26.2

Total Encompass brand	502	515	63.7	62.7	5.0	2.5	28.7	28.8

Allstate Protection	$6,859	$6,739	58.1	60.8	3.7	2.2	24.3	24.1

	Six Months Ended June 30,
	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
					Effect of
					Catastrophe Losses
($ in millions)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$7,718	$7,434	60.6	65.7	0.8	0.6	24.7	24.3
Non-standard auto	749	841	56.9	58.6	0.3	0.3	22.3	21.3
Auto	8,467	8,275	60.2	64.9	0.8	0.5	24.5	24.0

Homeowners	2,951	2,860	49.6	47.8	9.7	6.6	24.3	22.5
Other (1)	1,302	1,259	49.5	60.9	(2.3)	4.3	26.2	25.7

Total Allstate brand	12,720	12,394	56.7	60.6	2.5	2.3	24.6	23.8

Encompass brand
Standard auto	581	598	64.2	63.9	(0.9)	—	27.5	30.7
Non-standard auto (Deerbrook)	51	66	80.4	77.3	—	—	31.4	28.8
Auto	632	664	65.5	65.2	(0.8)	—	27.9	30.6

Homeowners	303	283	56.8	54.1	13.9	7.5	30.0	30.0
Other (1)	79	80	77.2	70.0	6.3	3.7	30.4	27.5

Total Encompass brand	1,014	1,027	63.8	62.5	4.1	2.3	28.7	30.2

Allstate Protection	$13,734	$13,421	57.2	60.7	2.6	2.3	24.9	24.3

(1)          Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.

(2)          Loss Ratio comparisons on this exhibit are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended June 30,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Auto	$(196)	$(132)	(2.9)	(2.0)
Homeowners	(100)	(3)	(1.5)	—
Other	(65)	23	(0.9)	0.3

Allstate Protection	(361)	(112)	(5.3)	(1.7)

Discontinued Lines and Coverages	6	20	0.1	0.3

Property-Liability (2)	$(355)	$(92)	(5.2)	(1.4)

Allstate brand	$(360)	$(123)	(5.3)	(1.8)
Encompass brand	(1)	11	—	0.1

Allstate Protection	$(361)	$(112)	(5.3)	(1.7)

	Six Months Ended June 30,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Auto	$(359)	$(225)	(2.6)	(1.7)
Homeowners	(130)	8	(0.9)	0.1
Other	(89)	17	(0.7)	0.1

Allstate Protection	(578)	(200)	(4.2)	(1.5)

Discontinued Lines and Coverages	12	28	0.1	0.2

Property-Liability	$(566)	$(172)	(4.1)	(1.3)

Allstate brand	$(580)	$(210)	(4.2)	(1.6)
Encompass brand	2	10	—	0.1

Allstate Protection	$(578)	$(200)	(4.2)	(1.5)

(1)          Favorable reserve reestimates are shown in parentheses.

(2)          Reserve reestimates included in catastrophe losses were net favorable reserve reestimates of $72 million after reinsurance primarily related to lower than expected additional living expenses for Hurricane Katrina, and $57 million related to a reduction in our expected assessment from Citizens Property Insurance Corporation in Florida (“FL Citizens”).

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Life Products
Interest-sensitive life	$377	$368	2.4	$739	$727	1.7
Traditional	86	77	11.7	158	149	6.0
Other	83	104	(20.2)	167	207	(19.3)
	546	549	(0.5)	1,064	1,083	(1.8)

Annuities
Indexed annuities (1)	207	186	11.3	394	347	13.5
Fixed deferred annuities (1)	1,736	1,211	43.4	2,642	2,575	2.6
Fixed immediate annuities	143	180	(20.6)	299	474	(36.9)
Variable annuities	243	459	(47.1)	678	863	(21.4)
	2,329	2,036	14.4	4,013	4,259	(5.8)

Institutional Products
Funding agreements backing medium-term notes	1,250	1,325	(5.7)	1,600	2,423	(34.0)

Bank Deposits	103	122	(15.6)	227	246	(7.7)

Total	$4,228	$4,032	4.9	$6,904	$8,011	(13.8)

Total excluding variable annuities	$3,985	$3,573	11.5	$6,226	$7,148	(12.9)

(1)          To conform to the current period presentation, prior periods have been reclassified.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
($ in millions, except par value data)	2006 (Est.)	2005

Assets
Investments
Fixed income securities, at fair value (amortized cost $95,287 and $94,777)	$95,935	$98,065
Equity securities, at fair value (cost $5,609 and $4,873)	6,864	6,164
Mortgage loans	9,205	8,748
Short-term	4,429	3,470
Other	2,083	1,850
Total investments (1)	118,516	118,297

Cash	466	313
Premium installment receivables, net	4,844	4,739
Deferred policy acquisition costs	5,759	5,802
Reinsurance recoverables, net	6,004	5,180
Accrued investment income	1,071	1,074
Property and equipment, net	1,043	1,040
Goodwill	825	825
Other assets	3,194	3,567
Separate Accounts	15,372	15,235
Total assets	$157,094	$156,072

Liabilities
Reserve for property-liability insurance claims and claims expense	$19,492	$22,117
Reserve for life-contingent contract benefits	12,151	12,482
Contractholder funds	62,008	60,040
Unearned premiums	10,329	10,294
Claim payments outstanding	825	1,263
Other liabilities and accrued expenses	10,781	8,804
Deferred income taxes	—	351
Short-term debt	—	413
Long-term debt	5,531	4,887
Separate Accounts	15,372	15,235
Total liabilities	136,489	135,886

Shareholders' equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 631 million and 646 million shares outstanding	9	9
Additional capital paid-in (2)	2,879	2,798
Retained income	27,138	24,962
Deferred ESOP expense (2)	(84)	(90)
Treasury stock, at cost (269 million and 254 million shares)	(10,438)	(9,575)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,093	2,090
Unrealized foreign currency translation adjustments	38	22
Minimum pension liability adjustment	(30)	(30)
Total accumulated other comprehensive income	1,101	2,082
Total shareholders' equity	20,605	20,186
Total liabilities and shareholders' equity	$157,094	$156,072

(1)          Total investments includes $39,909 for Property-Liability, $75,803 for Allstate Financial and $2,804 for Corporate and Other investments at June 30, 2006.  Total investments includes $39,574 for Property-Liability, $75,233 for Allstate Financial and $3,490 for Corporate and Other investments at December 31, 2005.

(2)          To conform to the current period presentation, the prior period has been reclassified.

Allstate Protection Catastrophe Management Strategy Update

During the first half of 2006, we continued implementing our strategy to manage our property catastrophe exposure to provide our shareholders an acceptable return on the risks assumed in our property business and to reduce the variability of our earnings, while providing protection to our customers.  Although in many areas of the country we are currently achieving returns within acceptable risk tolerances, we continue to seek solutions to improve returns in areas that have known exposure to hurricanes, earthquakes and other catastrophes.  We will continue to reduce our catastrophe exposure over time while working to mitigate the impact of our actions on customers.  We are also working for changes in the regulatory environment, including fewer restrictions on underwriting, recognizing the need for and improving appropriate risk based pricing and promoting the creation of government sponsored, privately funded solutions.  Our property business includes personal homeowners, commercial property and other property lines.

Catastrophe exposure actions we have taken in the second quarter of 2006 include, for example, the placement of additional reinsurance agreements for our personal lines property insurance in areas most exposed to hurricanes and the previously announced non-renewal of optional earthquake coverage.  For detailed information on our catastrophe reinsurance program, see http://media.corporate-ir.net/media_files/IROL/93/93125/reports/ALL_reinsurance.pdf  at Allstate.com.

In the quarter, Allstate Floridian entered into a reinsurance agreement to cede losses incurred on 120,000 personal property policies in the state of Florida to Royal Palm Insurance Company.  Allstate Floridian plans to no longer offer coverage on these policies after their contract terms expire, at which time Royal Palm may offer coverage to these policyholders.

Beginning in June, we began notifying customers in most states that we are removing the optional earthquake coverage of property policies upon renewal.  This action will impact most of the approximately 400,000 customers with coverage and follows the discontinuation of offering new optional earthquake coverage on property lines in March in most states.  While this is a countrywide strategy, at this time we will continue to have the coverage available in certain states due to regulatory constraints.  We also will continue to have exposure to earthquake risk on certain policies that do not specifically exclude coverage for earthquake losses.  Allstate policyholders in the state of California are offered coverage through the California Earthquake Authority (“CEA”), a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Allstate is subject to assessments from the CEA under certain circumstances. Allstate’s premiums written attributable to earthquake coverage totaled approximately $60 million in 2005.

These actions have had an impact on our new business writings for homeowners insurance, as demonstrated in the following table by the decline in new issued applications.  We expect this trend to continue as we continue to address our catastrophe exposure.

	For the three months ended June 30			For the six months ended June 30
	2006	2005	% Change	2006	2005	% Change
Allstate Brand Homeowners
Hurricane Exposure States (1)	126,685	157,147	(19.4)	240,945	287,832	(16.3)
California	13,681	28,336	(51.7)	29,566	58,403	(49.4)
All other states	124,929	136,230	(8.3)	232,119	244,601	(5.1)

Total New Issued Applications	265,295	321,713	(17.5)	502,630	590,836	(14.9)

(1)Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington, D.C.

The decrease in Allstate brand homeowners new issued applications in the hurricane exposure states results from decreases in approximately 75% of such states as a result of our catastrophe management actions and includes the states of New York, Texas and Louisiana.  The decrease in

California new issued applications is due to changes in our underwriting requirements.  The decrease in all other states results from decreases in approximately 75% of such states and includes the impact of earthquake coverage-related actions.

Actions we are taking and/or evaluating to attain an acceptable catastrophe exposure level in our personal and commercial property business include:

•                  increased participation in various state facilities such as wind pools, through which we can transfer exposures to certain wind related events in states such as Texas;

•                  changes in rates, deductibles and coverage;

•                  limitations on new business writings;

•                  changes to underwriting requirements, including limitations in coastal and adjacent counties;

•                  not offering continuing coverage to some existing policyholders;

•                  purchase of reinsurance or other forms of risk transfer arrangements;

•                  discontinuing coverage for certain types of residences;

•                  withdrawal from certain markets; and/or

•                  pursuing alternative markets for our agencies to place with other insurance companies business or segments of risk exposure in certain areas, which will allow them to continue to offer coverage to our customers.

While actions taken will be primarily focused on reducing the catastrophe exposure in our personal and commercial property business, we also consider their impact on our ability to market our auto lines.

Standard auto new issued applications are shown in the table below.

	For the three months ended June 30			For the six months ended June 30
	2006	2005	% Change	2006	2005	% Change
Allstate Brand Standard Auto
Hurricane Exposure States	265,326	253,272	4.8	519,758	500,743	3.8
California	81,182	76,768	5.7	162,341	155,839	4.2
All other states	156,791	155,800	0.6	310,451	310,948	(0.2)

Total New Issued Applications	503,299	485,840	3.6	992,550	967,530	2.6

Allstate brand standard auto new issued applications in the hurricane exposure states declined 1.2%, excluding Florida, in the second quarter of 2006.  New issued applications in Florida increased 40.7% in the second quarter of 2006 due to changes in underwriting requirements, marketing and agency growth.  New issued applications in the hurricane exposure states continue to be impacted by catastrophe management actions on cross-sell opportunities and competitive pressures in certain markets.

Our standard auto strategy includes actions such as the continued roll out of Allstate Your Choice Auto, increased marketing, the continued roll out and refinement of Tiered Pricing, underwriting actions and agency growth.  These strategies are particularly emphasized as applicable in states impacted by our catastrophe management actions such as Florida, New York and Texas.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and six months ended June 30, 2006 and 2005.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the three months ended June 30, ($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income	$1,135	$1,002	$160	$137	$1,272	$1,117	$2.00	$1.66
Realized capital gains and losses	43	109	(80)	24	(48)	133
Income tax (expense) benefit	(13)	(38)	28	(9)	19	(46)
Realized capital gains and losses, after-tax	30	71	(52)	15	(29)	87	(0.05)	0.12
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(3)	(43)	(3)	(43)	—	(0.06)
Non-recurring increase in liability for future benefits	—	—	—	—	—	—	—	—
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after- tax	—	—	(9)	(10)	(9)	(10)	(0.02)	(0.01)
Loss on disposition of operations, after-tax	(1)	—	(23)	(2)	(24)	(2)	(0.04)	—
Net income (loss)	$1,164	$1,073	$73	$97	$1,207	$1,149	$1.89	$1.71

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the six months ended June 30, ($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income	$2,311	$2,021	$304	$286	$2,576	$2,257	$4.01	$3.33
Realized capital gains and losses	267	222	(108)	25	151	249
Income tax (expense) benefit	(92)	(73)	38	(9)	(51)	(82)
Realized capital gains and losses, after-tax	175	149	(70)	16	100	167	0.15	0.24
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	24	(104)	24	(104)	0.04	(0.15)
Non-recurring increase in liability for future benefits	—	—	—	(22)	—	(22)	—	(0.03)
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after- tax	—	—	(19)	(22)	(19)	(22)	(0.03)	(0.03)
Loss on disposition of operations, after-tax	(1)	—	(58)	(4)	(59)	(4)	(0.09)	(0.01)
Net income (loss)	$2,485	$2,170	$181	$150	$2,622	$2,272	$4.08	$3.35

In this press release, we provide guidance on operating income per diluted share for 2006.  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between the two operating ratios, combined ratio (a GAAP measure) and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their rate of occurrence and magnitude.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended June 30,
($ in millions)	Est. 2006	2005
Return on equity
Numerator:
Net income	$2,115	$3,470

Denominator:
Beginning shareholders’ equity	22,324	20,683
Ending shareholders’ equity	20,605	22,324
Average shareholders’ equity	$21,465	$21,504
Return on equity	9.9%	16.1%

	For the twelve months ended June 30,
	Est. 2006	2005
Operating income return on equity
Numerator:
Operating income	$1,901	$3,292

Denominator:
Beginning shareholders’ equity	22,324	20,683
Unrealized net capital gains	2,836	2,035
Adjusted beginning shareholders’ equity	19,488	18,648

Ending shareholders’ equity	20,605	22,324
Unrealized net capital gains	1,093	2,836
Adjusted ending shareholders’ equity	19,512	19,488

Average shareholders’ equity	$19,500	$19,068
Operating income return on equity	9.7%	17.3%

Book value per share, excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of June 30,		As of December 31,
(in millions, except per share data)	Est. 2006	2005	2005
Book value per share
Numerator:
Shareholders’ equity	$20,605	$22,324	$20,186

Denominator:
Shares outstanding and dilutive potential shares outstanding	635.4	666.7	651.0
Book value per share	$32.43	$33.48	$31.01

Book value per share, excluding the net impact of unrealized net capital gains on fixed income securities

Numerator:
Shareholders’ equity	$20,605	$22,324	$20,186
Unrealized net capital gains on fixed income securities	288	2,059	1,255
Adjusted shareholders’ equity	$20,317	$20,265	$18,931

Denominator:
Shares outstanding and dilutive potential shares outstanding	635.4	666.7	651.0
Book value per share, excluding unrealized net capital gains on fixed income securities	$31.98	$30.40	$29.08

Gross margin represents life and annuity premiums and contract charges and net investment income and periodic settlements and accruals on non-hedge derivative instruments, less contract benefits and interest credited to contractholder funds excluding amortization of DSI.  We reclassify periodic settlements and accruals on non-hedge derivative instruments into gross margin to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income or interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin, benefit margin1, and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Life and annuity premiums and contract charges	$515	$499	$1,010	$1,020
Net investment income	1,048	946	2,052	1,864
Periodic settlements and accruals on non-hedge derivative instruments	14	16	30	35
Contract benefits	(374)	(403)	(747)	(814)
Interest credited to contractholder funds (2)	(636)	(570)	(1,249)	(1,122)

Gross margin	567	488	1,096	983
Amortization of DAC and DSI	(205)	(130)	(374)	(259)
Operating costs and expenses	(119)	(152)	(247)	(312)
Restructuring and related charges	(3)	—	(19)	—
Income tax expense	(80)	(69)	(152)	(126)
Realized capital gains and losses, after-tax	(52)	15	(70)	16
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(43)	24	(104)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(19)	(22)
Loss on disposition of operations, after-tax	(23)	(2)	(58)	(4)
Allstate Financial net income	$73	$97	$181	$150

(2)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $16 million in the second quarter of 2006 and $23 million for the first six months of 2006 compared to $15 million in the second quarter of 2005 and $54 million for the first six months of 2005.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended June 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$225	$222	$—	$—	$225	$222
Contract charges	—	—	167	155	123	122	290	277
Net investment Income	1,048	946	—	—	—	—	1,048	946
Periodic settlements and accruals on non-hedge derivative instruments	14	16	—	—	—	—	14	16
Contract benefits	(134)	(129)	(240)	(274)	—	—	(374)	(403)
Interest credited to contractholder funds (3)	(636)	(570)	—	—	—	—	(636)	(570)
	$292	$263	$152	$103	$123	$122	$567	$488

(3)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $16 million in the second quarter of 2006 and $15 million in the second quarter of 2005.

	Six Months Ended June 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$420	$471	$—	$—	$420	$471
Contract charges	—	—	328	307	262	242	590	549
Net investment Income	2,052	1,864	—	—	—	—	2,052	1,864
Periodic settlements and accruals on non-hedge derivative instruments	30	35	—	—	—	—	30	35
Contract benefits	(266)	(263)	(481)	(551)	—	—	(747)	(814)
Interest credited to contractholder funds (3)	(1,249)	(1,122)	—	—	—	—	(1,249)	(1,122)
	$567	$514	$267	$227	$262	$242	$1,096	$983

(3)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $23 million in the first six months of 2006 and $54 million in the first six months of 2005.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums written	$7,074	$6,993	$13,799	$13,575
Change in Property-Liability unearned premiums	(244)	(264)	(257)	(155)
Other	30	7	194	—
Premiums earned	$6,860	$6,736	$13,736	$13,420

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums and deposits excluding variable annuities	$3,985	$3,573	$6,226	$7,148
Variable annuity deposits	243	459	678	863
Total premiums and deposits	4,228	4,032	6,904	8,011
Deposits to contractholder funds	(3,765)	(3,438)	(5,849)	(6,831)
Deposits to separate accounts	(243)	(379)	(648)	(722)
Change in unearned premiums and other adjustments	5	7	13	13
Life and annuity premiums (4)	$225	$222	$420	$471

(4)          Life and annuity contract charges in the amount of est. $290 million and $277 million for the three months ended June 30, 2006 and 2005, respectively, and est. $590 million and $549 million for the six months ended June 30, 2006 and 2005, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes proprietary products such as annual premiums on new life insurance policies, premiums and deposits on annuities, net new deposits in the Allstate Bank and sales of variable annuities, and non-proprietary products such as mutual funds.  New sales of financial products by Allstate exclusive agencies excludes renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and six months ended June 30, 2006 and 2005 are presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Proprietary (excluding variable annuities)	$305	$323	$577	$609
Proprietary variable annuities(5)	110	85	206	156
Non-proprietary	204	180	374	337
Total	$619	$588	$1,157	$1,102

(5) Disposed through reinsurance effective June 1, 2006.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our operating income per share for 2006 and our catastrophe exposure management strategies.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  While we believe that the actions we are taking to earn an acceptable return on the risks assumed in our property business and to reduce the associated variability of our earnings will be successful over the long term, it is possible that they will have a negative impact on near-term growth and earnings.  Homeowners premium growth rates and retention could be adversely impacted by adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.

•                  We may continue to incur catastrophe losses in our property business in amounts in excess of those experienced in prior years, in excess of those that management projects would be incurred based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, in excess of those that modelers estimate would be incurred based on other levels of probability, in excess of the average expected level, and in excess of our current reinsurance coverage limits.  To maintain our current ratings, rating agencies may require us to maintain our current level of capital despite our reductions in exposure to catastrophic risk.

•                  Lower than projected interest rates and equity market returns could decrease consolidated net investment income, and investment margins and the profitability of the Allstate Financial segment.

•                  Higher than projected interest rates could increase surrenders and withdrawals and reduce the competitive position and profitability of the Allstate Financial segment.

•                  Unexpected claims payment patterns and the resulting impact to cash flows, or results from the management and review of our investment portfolios could cause lower than expected net investment income.

•                  Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business.  On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control.

•                  The completion of the $4 billion stock repurchase program that we announced in November 2004 is subject to the risks identified above and their impact on net income and cash flows, as well as management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:
Michael Trevino	Robert Block, Larry Moews, Phil Dorn
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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